Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-273248) on Form S-3 and registration statements (Nos. 333-197317 and 333-256081) on Form S-8 of our reports dated March 2, 2026, with respect to the consolidated financial statements of Beacon Financial Corporation and the effectiveness of internal control over financial reporting.
                    /s/ KPMG LLP
Boston, Massachusetts
March 2, 2026